EXHIBIT NP99I.FIL

                            VICTOR M. LAMPASSO
                             Attorneys at Law
                    152 Greenwood Avenue - P.O. Box 135
                         Bethel, Connecticut 06801

                                                               August 15, 2001

The NorthQuest Capital Fund, Inc.
16 Rimwood Lane
Colts Neck, NJ 07722

To SEC Representative:

We have been asked to provide this opinion in connection with the registration under the Securities Act of 1933 ("Securities Act") of $2,000,000. of the common stock (par value $.001 per share) of the NorthQuest Capital Fund, Inc. ("Fund").

We have examined the Articles of Incorporation: the By-laws, as amended, of the
Fund: various pertinent corporate proceedings: and such other items considered to be material to determine the legality of the sale of the authorized but unis-sued shares of the Fund's common capital stock. With respect to the good stand-ing of the Fund, we are advised that the Fund is in good standing with the Com-monwealth of New Jersey, its state of incorporation, and that all taxes due have been paid.

Based upon the foregoing, it is our opinion that upon effectiveness of the Post-Effective Amendment to the Securities Act Registration Statement of the Fund filed pursuant to the provisions of Section 24(e) of the Investment Company Act of 1940 to register $2,000,000 of the Fund's common capital stock ($.001 per share par value) and during such time as such Registration Statement is in ef-fect, the Fund will be authorized to solicit and cause to be solicited share purchase orders and to issue its shares for a cash consideration, as described in the Fund's currently effective Prospectus and Statement of Additional Infor-mation, which shares so issued will be validly issued, fully paid and non-assessable shares.

We offer no opinion with respect to the offer and sale of the Fund's securities under the securities laws of the several states, the District of Columbia, any territory of the United States or any foreign country.

We consent to the inclusion of this opinion as an exhibit to the Securities Act Registration Statement of the Fund and to the reference in the Fund's Prospectus and/or Statement of Additional Information to the fact that this opinion con-serning the legality of the issue on behalf of the Fund, as issuer, has been rendered by us.


Sincerely,



/s/ Victor M. Lampasso
----------------------
Victor M. Lampasso

TAFjr/rcm